EXHIBIT 10.1

2007 GLOBALSANTAFE ANNUAL INCENTIVE PLAN

The Compensation Committee (the “Committee”) of the Board of Directors of GlobalSantaFe Corporation (the “Company”) approved the 2007 GlobalSantaFe Annual Incentive Plan (the “2007 AIP”) on December 7, 2006. The payment of bonuses, if any, under the 2007 AIP will be based on performance for the period January 1 through December 31, 2007, at the discretion of the Committee. The Committee will determine bonus amounts, if any, during the first calendar quarter of 2008.

The purpose of the 2007 AIP is to promote the interests of the Company and its shareholders by providing eligible management employees with financial rewards based upon the achievement of targeted performance. The 2007 AIP is also intended to help the Company attract and retain management employees.

Executive officers as well as other officers and managers are eligible to participate in the 2007 AIP. The target bonus as a percent of each individual participant’s annual base salary ranges from 5% to 100%. The 2007 AIP bonus is capped at 200% of an individual’s annual base salary.

The 2007 AIP performance measures for participants in the parent company and the Company’s contract drilling services subsidiaries consist of both financial and operational targets. The weighting is 50% for the financial measure, which will be either absolute net income or net income relative to peer companies. The weighting is also 50% for the operational performance measures, which are safety, downtime, well performance, and specified corporate objectives.

The 2007 AIP performance measures for participants in the Company’s drilling management services consist of both financial and operational targets. The weighting is 80% for the financial measures which are based on domestic and international operating incomes and 20% for the operational measure which is safety.

Bonuses payable under the 2007 AIP are determined by the Committee, subject to ratification by the independent members of the Board of Directors with respect to the Chief Executive Officer’s bonus.